Exhibit (a)(1)(E)

Offer to Purchase for Cash

by
INVE Technologies, Inc.
of
Up to $20,000,000 in Value of Shares of its Common Stock
at a Purchase Price Not Greater than $3.40 per Share

nor Less than $2.85 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 19, 2026, UNLESS THE OFFER IS
EXTENDED (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”) OR TERMINATED.

October 21, 2026

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated October 21, 2026 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by INVE Technologies, Inc., a Delaware corporation (the “Company”), to purchase up to $20,000,000 in value of shares of its common stock, $0.001 par value per share (the “shares”), at a price not greater than $3.40 per share nor less than $2.85 per share, net to the seller in cash, less any applicable withholding and, in certain limited circumstances, transfer taxes and without interest, through a modified “Dutch auction” tender offer upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Tendering stockholders may specify a price not greater than $3.40 per share nor less than $2.85 per share (in increments of $0.05) at which they are willing to sell their shares pursuant to the Offer. The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share price that it will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares so tendered and the prices specified, or deemed specified, by tendering stockholders. The Company will select the lowest purchase price, not greater than $3.40 per share nor less than $2.85 per share, that will allow it to purchase shares having an aggregate purchase price of $20,000,000, or a lower amount depending on the number of shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). If, based on the Final Purchase Price, shares having an aggregate purchase price of less than $20,000,000 are properly tendered and not properly withdrawn, the Company will buy all shares properly tendered and not properly withdrawn. Only shares properly tendered prior to the Expiration Time at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provision described in the Offer to Purchase. Under no circumstances will interest be paid on the Final Purchase Price for the shares, regardless of any delay in making payment. All shares acquired in the Offer will be acquired at the Final Purchase Price, including those shares tendered at a price lower than the Final Purchase Price. The Company reserves the right, in its sole discretion, to change the per share purchase price range and to increase or decrease the aggregate purchase price payable for shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, the Company may increase the aggregate purchase price payable for shares purchased in the Offer and thereby increase the number of shares accepted for payment in the Offer by no more than 2% of the outstanding shares without amending or extending the Offer.

The Company reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of any of the conditions more specifically described in Section 6 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, shares having an aggregate value in excess of $20,000,000 (or such greater amount as the Company may elect to pay, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Time, the Company will purchase all shares properly tendered at or below the Final Purchase Price (and not properly withdrawn before the Expiration Time) on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares. As a result of the foregoing priority applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased even though such shares were tendered at prices at or below the Final Purchase Price. Shares tendered at prices greater than the Final Purchase Price and shares not purchased because of proration will be returned to the tendering stockholders at the Company’s expense promptly after the Expiration Time and the guaranteed delivery period. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.      You may tender your shares at a price (in increments of $0.05) not greater than $3.40 per share nor less than $2.85 per share, as indicated in the attached Instruction Form, less any applicable withholding and, in certain limited circumstances, transfer taxes and without interest.

2.      You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3.      The Offer is not conditioned on any minimum number of shares being tendered and is not subject to any financing condition. The Offer is, however, subject to certain other conditions. See Section 6 of the Offer to Purchase.

4.      The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, November 19, 2026, unless the Company extends the Offer.

5.      The Offer is for shares having an aggregate purchase price of up to $20,000,000. At the maximum Final Purchase Price of $3.40 per share, the Company could purchase 5,882,352 shares if the Offer is fully subscribed, which would represent approximately 24.7% of the issued and outstanding shares as of October 19, 2026. At the minimum Final Purchase Price of $2.85 per share, the Company could purchase 7,017,543 shares if the Offer is fully subscribed, which would represent approximately 29.4% of the issued and outstanding shares as of October 19, 2026.

6.      Tendering stockholders who are registered stockholders tendering shares held in their name or who tender their shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to the Company or the Dealer Manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of shares under the Offer.

7.      If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time. Please note that the Offer, proration period and withdrawal rights expire at 5:00 p.m., New York City time, on Thursday, November 19, 2026, unless the Offer is extended or terminated.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of the Company residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated October 21, 2026 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), in connection with the offer by INVE Technologies, Inc., a Delaware corporation (the “Company”), to purchase for cash up to $20,000,000 in value of shares of its common stock, $0.001 par value per share (the “shares”), at a price not greater than $3.40 per share nor less than $2.85 per share, net to the seller in cash, less any applicable withholding and, in certain limited circumstances, transfer taxes and without interest.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is specified, all shares you hold for the account of the undersigned, at the price per share indicated below, upon the terms and subject to the conditions of the Offer.

Number of shares to be tendered by you for the account of the undersigned:            shares

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED (See Instruction 5 to the Letter of Transmittal)
THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):
1. SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered At Price Determined By Stockholder,” the undersigned hereby tenders shares at the purchase price as shall be determined by the Company in accordance with the Offer.

☐      The undersigned wants to maximize the chance that the Company will accept for payment the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders shares at, and is willing to accept, the purchase price determined by the Company in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s shares being deemed to be tendered at the minimum price of $2.85 per share for purposes of determining the Final Purchase Price. This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per share price as low as $2.85.

2. SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders shares at the price checked. The undersigned understands that this action could result in the Company purchasing none of the shares tendered hereby if the purchase price determined by the Company for the shares is less than the price checked below.

☐	$2.85	☐	$3.05	☐	$3.25
☐	$2.90	☐	$3.10	☐	$3.30
☐	$2.95	☐	$3.15	☐	$3.35
☐	$3.00	☐	$3.20	☐	$3.40

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES.

A STOCKHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE.

The method of delivery of this document is at the sole election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGNATURE
Signature(s): _______________________________________________________________________________
Name(s) __________________________________________________________________________________
(Please Print)
Taxpayer Identification or Social Security Number: ________________________________________________
Address(es): _______________________________________________________________________________
___________________________________________________________________________________________
(Including Zip Code)
Daytime Phone Number, including Area Code: ____________________________________________________
Dated: ____________, 2026